EXHIBIT 4


                          GUARDIAN INTERNATIONAL, INC.

                             STOCKHOLDERS AGREEMENT

                  This Stockholders Agreement (this "Agreement"), dated as of October 21, 1997, is made by and among Guardian International, Inc., a Nevada corporation (the "Company"), Harold Ginsburg, Sheilah Ginsburg, Richard Ginsburg and Rhonda Ginsburg (the "Ginsburgs"), and Westar Capital, Inc., a Kansas corporation ("Westar"). The Ginsburgs and Westar are referred to collectively as the "Stockholders" and individually as a "Stockholder." Capitalized terms used herein and not defined in the text are defined in Section 1 hereof.

                  Simultaneously with the execution hereof, Westar shall subscribe to shares (the "Shares") of Common Stock and Preferred Stock pursuant to the Stock Subscription Agreement between Westar and the Company dated as of October 14, 1997 (the "Subscription Agreement").

                  The Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's Board of Directors (the "Board") and certain other voting agreements, (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Stockholder Shares may be transferred. The execution and delivery of this Agreement is a condition to Westar's subscription and the Company's sale of the Shares pursuant to the Subscription Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                  1.  Definitions.

                  "AFFILIATE" has the meaning set forth in Section 8(e).

                  "BOARD" has the meaning set forth in the preamble.

                  "CERTIFICATE OF DESIGNATIONS," means the Certificate of Designations to the Articles of Incorporation of the Company dated as of _________ ___, 1997 defining the rights and preferences of the Preferred Stock.

                  "COMMON SHARES" means the 2,500,000 shares of Common Stock subscribed by Westar pursuant to the Subscription Agreement.


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                  "COMMON SHARES CLOSING" has the meaning set forth for such term in the Subscription Agreement.

                  "COMMITTEE" has the meaning set forth in Section 8(b).

                  "COMMON STOCK" means the Company's Class A Common Stock, par value $.001 per share.

                  "COMPANY" has the meaning set forth in the preamble.

                  "DEFAULT" has the meaning set forth for such term in the Certificate of Designations.

                  "FAMILY GROUP" has the meaning set forth in Section 8(e).

                  "FULLY DILUTED BASIS" means, at any date as of which the number of shares is to be determined, (a) all shares of capital stock outstanding at such date, and (b) the maximum number of shares of capital stock issuable pursuant to warrants, options or other rights to purchase or acquire (whether or not such warrants, options or other rights are then exercisable), or pursuant to securities convertible into or exchangeable (whether or not such securities are then convertible or exchangeable) for, shares of capital stock outstanding on such date (including any shares issuable pursuant to any outstanding warrants).

                  "NON-AFFILIATE" means any entity other than one of which Westar, its parent or its subsidiaries own or control more than 20% of the voting securities or one which Westar, its parent or its subsidiaries control, are controlled by or are under common control with. For purposes of this definition and the definition of "Affiliate", "control" means the power to direct the management and policies of an entity whether through the ownership of voting securities, contract or otherwise.

                  "OFFER NOTICE" has the meaning set forth in Section 8(b).

                  "OTHER STOCKHOLDER" means the Stockholder other than the Transferring Stockholder.

                  "PERMITTED TRANSFEREE" has the meaning forth in Section 8(e).

                  "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

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                  "PREFERRED SHARES" means the 1,875,000 shares of Preferred
Stock of the Company to be sold to Westar pursuant to the terms of the Subscription Agreement.

                  "PREFERRED STOCK" means the Company's Series A 9 3/4% Convertible Cumulative Preferred Stock, par value $.001 per share, having the rights and preferences set forth in the Certificate of Designations.

                  "PUBLIC SALE" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 promulgated under the Securities Act.

                  "SALE NOTICE" has the meaning set forth in Section 8(c).

                  "SALE OF THE COMPANY" has the meaning set forth in Section
9(a).

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated pursuant thereto.

                  "STOCKHOLDER SHARES" means (i) any Common Stock or Preferred Stock held, purchased or otherwise acquired by any Stockholder, (ii) any Common Stock issued or issuable directly or indirectly upon conversion of the Preferred Stock and (iii) any Common Stock or Preferred Stock issued or issuable with respect to the securities referred to in clauses (i) or (ii) above. For purposes of this Agreement, any Person who holds Preferred Stock shall be deemed to be the holder of the Stockholder Shares issuable directly or indirectly upon conversion of the Preferred Stock in connection with the transfer thereof or otherwise and regardless of any restriction or limitation on the conversion thereof.

                  "STOCKHOLDERS" has the meaning set forth in the preamble.

                  "SUBSCRIPTION AGREEMENT" has the meaning set forth in the preamble.

                  "TRANSFER" has the meaning set forth in Section 8(a).

                  "TRANSFERRING STOCKHOLDER" has the meaning set forth in
Section 8(b).

                   2.  BOARD OF DIRECTORS.

                   a.  COMPOSITION OF THE BOARD.

                       i. From and after the Common Shares Closing and until the conversion of the Preferred Shares into Common Stock pursuant to the terms of the Certificate of Designations (the "Conversion"), each Stockholder shall vote all of its Stockholder Shares which are voting shares and any other voting securities of the

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         Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within its control (whether in its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that, subject to the remainder of this
         Section 2:

                        (1) The authorized number of directors on the Board
                  shall be estblished at eight directors; and

                        (2) The following individuals shall be elected to the
                  Board:

                        (a)  four representatives nominated by the
                             Ginsburgs, who shall initially be Harold Ginsburg, Sheilah Ginsburg, Richard Ginsburg and one additional representative to be nominated by the Ginsburgs.

                        (b)  two representatives nominated by Westar, and


                        (c) two representatives who shall not be officers or employees of the Company or of Westar or related by blood or marriage to or affiliated with any of the Ginsburgs (the "Independent Directors") nominated mutually by the Stockholders; and

                        (3) If at any time prior to the Conversion, Westar Transfers Shares to a Non-Affiliate, Westar shall forfeit the right to nominate

                        (a) one Board seat if it Transfers 40% or more but less than 75% of the Shares, which Board seat shall thereafter become an Independent Director seat, and

                        (b) two Board seats if it Transfers 75% or more of the Shares.

                        ii. After the Conversion, each Stockholder shall vote all of its Stockholder Shares which are voting shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within its control (whether in its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the

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         Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that, subject to the remainder of this
         Section 2:

                        (1) The authorized number of directors on the Board
                  shall be established at nine directors; and

                        (2) The following individuals shall be elected to the
                  Board:

                        (a) three representatives nominated by the Ginsburgs,

                        (b) three representatives nominated by Westar,

                        (c) three representatives who shall be Independent
                            Directors nominated mutually by the Stockholders;
                            and

                        (3) If at any time after the Conversion, Westar
                  Transfers Shares of Common Stock (including those acquired upon Conversion) to a Non-Affiliate, Westar shall forfeit the right to nominate

                        (a) one Board seat if it Transfers 25% or more but
                            less than 45% of the Shares, which Board seat shall thereafter become an Independent Director seat,

                        (b) two Board seats if it Transfers 45% or more but
                            less than 70% of the Shares, which Board seats shall thereafter become Independent Director seats, and

                        (c) three Board seats if it Transfers 70% of more
                            of the Shares.

                       iii. Any committees of the Board shall be created and the composition thereof determined only upon the approval of not less than one Ginsburg nominee, one Westar nominee and one Independent Director.

                        iv. The removal from the Board (with or without cause) of any representative nominated hereunder shall be at the written request of the Person nominating such representative, but only upon such written request and under no other circumstances, subject to applicable law.

                        v. In the event that any representative nominated hereunder resigns, is removed or otherwise ceases to serve as a member of the Board during his term of office, the resulting vacancy on the Board shall be filled by a representative nominated by the Person nominating such representative as provided hereunder.

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                        vi. No transferee of Stockholder Shares (including
         Common Stock issued upon Conversion), other than Permitted Transferees, shall have any right hereunder to cause any representatives to be appointed to the Board.

                        vii. The Company agrees to include each such designated nominee to be added to or retained on the Board pursuant to this Agreement in the slate of nominees recommended by the Board to the Company's stockholders for election as directors and shall use its best efforts to cause the election or reelection of each such nominee to the Board, including soliciting proxies in favor of the election of such persons.

         b. LIMITATIONS ON BOARD COMPOSITION. Notwithstanding the provisions contained in Section 2(a),

                        i. in the event of a Default, Westar shall have the right to elect a majority of the Board until such time as the Default is cured; and

                        ii. the election of directors to the Board shall be subject at all times to applicable law.

         c. BOARD EXPENSES. The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board and any committee thereof, and each Board member shall otherwise be compensated as determined from time to time by the Board. The Company shall use its best efforts to obtain and to maintain directors and officers indemnity insurance coverage at a commercially reasonable price, and the Company's articles of incorporation and bylaws shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law.

         d. WRITTEN CONSENT. Each director entitled to vote at a meeting of the Board or to express consent or dissent to corporate action in writing without a meeting may authorize another director to act for him or her by proxy, but no such proxy shall be noted or acted upon after six months from its date or if such proxy is not permitted by applicable law.

         3. EXECUTIVE EMPLOYMENT AGREEMENTS. In order to provide for continuity of operations and management of the Company, Westar agrees that it will, and will cause its nominees to the Board to, subject to exercise of such directors' fiduciary duties to all the stockholders of the Company, vote and take any and all action necessary or appropriate as a stockholder of the Company to cause the Company to uphold and comply with those certain Employment Agreements dated as of October __, 1997 between the Company and Richard Ginsburg, between the Company and Darius G. Nevin and between the Company and Harold Ginsburg (the "Employment Agreements") pursuant to the terms thereof for the duration set forth in such Employment Agreements or its earlier termination thereof as provided therein.

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         4. INCENTIVE STOCK OPTION PLAN. Westar agrees to vote in favor of the establishment of a management incentive stock option plan (the "Plan") pursuant to which options not to exceed 5% of the Common Stock outstanding on the date of adoption on a Fully Diluted Basis may be issued. The Plan will contain terms customary to such incentive stock option plans, including provisions governing change of control. Options granted under the Plan will vest one-fifth each year over a five-year period.

         5. FUTURE FINANCING. Westar agrees to vote in favor of a secondary public offering by the Company of up to 4,000,000 shares of Common Stock at not less than $2.00 per share in connection with an offering of Common Stock, convertible debt or debt-with-equity securities.

         6. REPRESENTATIONS AND WARRANTIES. Each Stockholder represents and warrants that (i) such Stockholder is the record owner of the number of shares of the Company's capital stock set forth opposite its name on the Schedule A attached hereto, (ii) this Agreement has been duly authorized executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, liquidation, moratorium receivership, conservatorship, readjustment of debts, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally, and (iii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

         7. LIMITATION ON OWNERSHIP. For a period commencing on the Common Shares Closing and ending on the earlier of (a) the fifth anniversary thereof,
(b) the occurrence of a Default, (c) a Sale of the Company, and (d) the date of a third party offer which could result in the sale of the Company to a third party, or an unsolicited tender offer or proxy contest for control of the Company by a third party, Westar agrees to limit its ownership of the Common Stock to 45% of the Common Stock of the Company outstanding at any time on a Fully Diluted Basis, unless Westar receives the prior written consent of the Company to exceed that limit.

         8. RESTRICTIONS ON TRANSFER OF STOCKHOLDER SHARES.

         a. TRANSFER OF STOCKHOLDER SHARES. No Stockholder shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily) any interest in its Stockholder Shares (a "Transfer"), except in compliance with the provisions of this Section 8 or pursuant to a Public Sale. Each Stockholder agrees not to consummate any such Transfer (other than a Public Sale) until 45 days after the later of the delivery to the Company and the Other Stockholder of such Stockholder's Offer Notice or Sale Notice (if any) (the "Election Period").

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         b. FIRST OFFER RIGHT.

            i.    FIRST OFFER RIGHT OF THE COMPANY.

                  (1) At least 45 days prior to making any Transfer of any Stockholder Shares (other than a Public Sale), the transferring Stockholder (the "Transferring Stockholder") shall deliver a written notice (an "Offer Notice") to an independent committee established by the Board (a "Committee") and the Other Stockholder(s). The Offer Notice shall disclose in reasonable detail the proposed number of Stockholder Shares to be transferred, the proposed terms and conditions of the Transfer and the identity of the prospective transferee(s) (if known).

                  (2) The Company may, by recommendation of the Committee, elect to purchase all, but not less than all of the Stockholder Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Stockholder and the Other Stockholder(s) as soon as practical but in any event within 15 days after the delivery of the Offer Notice.

            ii.   FIRST OFFER RIGHT OF THE OTHER STOCKHOLDER.

                  (1) If the Company has not elected to purchase the Stockholder Shares within such 15-day period, the Other Stockholder(s) may elect to purchase all or any portion of its pro rata share (based on the number of Stockholder Shares held by such Person on a Fully Diluted Basis) of the Stockholder Shares specified in the Offer Notice for a price not less than 105% of the price and on the terms offered by the Company by delivering written notice of such election to the Transferring Stockholder as soon as practical but in any event within 45 days after delivery of the Offer Notice; provided, however, that the Transferring Stockholder shall not be required to sell any of the Stockholder Shares specified in the Offer Notice to any Other Stockholder(s) unless all such offered Shares are elected to be and are so purchased.

                  (2) If the Company or the Other Stockholder(s) have elected to purchase the Stockholder Shares offered in the Offer Notice from the Transferring Stockholder, the Transfer of such shares shall be consummated as soon as practicable after the delivery of the election notice to the Transferring Stockholder, but in any event within 30 days after the expiration of the Election Period.

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            iii.  TRANSFER TO THIRD PARTIES.

                  (1) If the Company and the Other Stockholder have not elected to purchase all of such Stockholder Shares being offered, the Transferring Stockholder may, within 120 days after the expiration of the Election Period and subject to the provisions of subsection (c) below, Transfer all such Stockholder Shares to one or more third parties at a price not less than 110% of the price offered by the Other Stockholder(s) and on other terms no more favorable to the transferees thereof than offered to the Company and the Other Stockholder(s) in the Offer Notice.

                  (2) Any Stockholder Shares not transferred within such 120-day period shall be re-offered to the Company and the Other Stockholder(s) under this Section 8(b) prior to any subsequent Transfer.

            iv. The purchase price specified in any Offer Notice shall be payable solely in cash at the closing of the transaction or, if provided in the Offer Notice, in installments over time.

         c.     TAG-ALONG RIGHTS.

            i. In the event the Ginsburgs shall Transfer more than 50% of their aggregate Stockholder Shares (other than pursuant to a Public Sale), at least 30 days prior to such Transfer, the Ginsburgs will deliver a written notice (the "Sale Notice") to the Company and to Westar, specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer. Westar may elect to participate in the contemplated Transfer by delivering written notice to the Ginsburgs within 30 days after delivery of the Sale Notice.

            ii. If Westar has elected to participate in such Transfer, the Ginsburgs and Westar will be entitled to sell in the contemplated Transfer, at the same price and terms, a number of Stockholder Shares equal to the product of
(i) the quotient determined by dividing the percentage of the class of Stockholder Shares held by such person by the aggregate percentage of the class of Stockholder Shares owned by the Ginsburgs and Westar participating in such sale and (ii) the number of Stockholder Shares of such class to be sold in the contemplated Transfer.

         For example, if the Sale Notice contemplated a sale of 100 shares of Common Stock by the Ginsburgs (assuming such 100 shares represents more than 50% of the Ginsburgs' stock holdings), and if the Ginsburgs at such time owns 30% of all shares of Common Stock and if Westar elects to participate and owns 20% of all

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         shares of Common Stock, the Transferring Stockholder would be entitled to sell 60 shares [(30% / 50%) x 100 shares] and the Other Stockholder wold be entitled to sell 40 shares [(20% / 50%) x 100 shares].

            iii. The Ginsburgs shall use best efforts to obtain the agreement of the prospective transferee(s) to the participation of Westar in any contemplated Transfer, and the Ginsburgs shall not Transfer any of its Stockholder Shares to the prospective transferee(s) if the prospective transferee(s) declines to allow the participation of Westar as provided herein.

         d. PREEMPTIVE RIGHTS.

            i. If (1) the Company authorizes the issuance or sale of any equity securities (other than as a dividend on the outstanding Common Stock) to any Person and if, and only if, (2) such issuance or sale (individually or in the aggregate) would reduce Westar's equity ownership percentage of the Company to less than 35% of the outstanding Common Stock as of the date or dates of such authorization on a Fully Diluted Basis, the Company shall first offer to sell to Westar a portion of such equity securities equal to the quotient determined by dividing (a) the number of shares of Common Stock held by Westar on a Fully Diluted Basis by (b) the total number of shares of outstanding Common Stock on a Fully Diluted Basis (prior to giving effect to any anti-dilution adjustments with respect to any such options, warrants or convertible securities). Westar shall be entitled to purchase such equity securities for the same price and on the same terms as such equity securities are to be offered to such Person. The purchase price for all equity securities offered to Westar shall be payable in cash by wire transfer of immediately available funds.

            ii. To exercise its purchase rights hereunder, Westar must within 30 days after receipt of written notice from the Company describing in reasonable detail the equity securities being offered, the purchase price thereof, the payment terms and Westar's percentage allotment, deliver a written notice to the Company describing its election hereunder.

            iii. Upon the expiration of the offering period described above, the Company shall be entitled to sell such equity securities which Westar has not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to Westar. Any equity securities offered or sold by the Company to any other Person after such 90-day period must be re- offered to Westar pursuant to the terms of this subsection 8(d).

         e. PERMITTED TRANSFERS. The restrictions set forth in this Section 8 shall not apply with respect to any Transfer of Stockholder Shares by any Stockholder (i) in the case of the

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Ginsburgs, pursuant to applicable laws of descent and distribution or among the
Ginsburgs' Family Group or (ii) in the case of Westar, among its Affiliates (collectively referred to herein as "Permitted Transferees"); provided that the restrictions contained in this Section 8 shall continue to be applicable to the Stockholder Shares after any such Transfer and provided further that the transferees of such Stockholder Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the Stockholder Shares so transferred. For purposes of this Agreement, "Family Group" means an individual's spouse and descendants (whether natural or adopted) and spouses of descendants and any trust, family limited partnership or similar entity solely for the benefit of the individual and/or the individual's spouse and/or descendants and/or spouses of their descendants, and "Affiliate" or "subsidiary" of Westar means each Person as to which Westar, directly or indirectly, (i) owns or controls 50% or more of the aggregate capital stock, partnership interests or other equity interests or (ii) any Person which controls, is controlled by or is under common control with Westar. For purposes hereof "Affiliate" shall specifically include, but not be limited to, Westar's parent, Western Resources, Inc., and any of such parent's subsidiaries including, but not limited to, Protection One, Inc., following closing of the pending acquisition by Western Resources, Inc. of not less than 50% of the outstanding equity of Protection One, Inc.

            9. SALE OF THE COMPANY.

            a. If a Committee shall approve a cash sale of all or substantially all of the Company's assets determined on a consolidated basis or a cash sale of all of the Company's outstanding capital stock to any other person or entity (collectively, a "Sale of the Company"), Westar shall either (i) vote for, consent to and raise no objections against, such Sale of the Company or (ii) purchase the shares of outstanding Common Stock it does not then own on substantially the same terms and conditions as approved by the Committee. Westar shall have thirty days from the date of notice from the Committee of approval of any such sale to agree to such purchase. If the Sale of Company is structured as a sale of stock, each Stockholder shall agree to sell all of its shares of capital stock of the Company and rights to acquire shares of capital stock of the Company on the terms and conditions approved by the Committee. Each Stockholder shall take all necessary or desirable actions in connection with the consummation of the Sale of the Company as reasonably requested by the Company.

            b. The obligations of the Stockholders with respect to the Sale of the Company are subject to the satisfaction of the following conditions:

               i. If any holders of a class of the Company's capital stock are given an option as to the form and amount of consideration to be received, each holder of such class of capital stock shall be given the same option; and

               ii. Each holder of then currently exercisable rights to acquire shares of a class of the Company's capital stock shall be given an opportunity to either

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                  (1) exercise such rights prior to the consummation of the Sale of the Company and participate in such sale as holders of such class of capital stock, or

                  (2) upon the consummation of the Sale of the Company, receive in exchange for such rights consideration equal to the amount determined by multiplying (a) the same amount of consideration per share of the Company's capital stock received by holders of such class of capital stock in connection with the Sale of the Company less the exercise price per share of such capital stock of such rights to acquire such class of capital stock by (b) the number of shares of such class of capital stock represented by such rights.

                  iii. The Stockholder shall not be required to make any unqualified representations or warranties to any Person in connection with such sale, except as to (i) good title to the stock being sold, (ii) the absence of encumbrances with respect to the Stock being sold, (iii) the valid existence and good standing of the Stockholder (if applicable), (iv) the authority for, and validity and binding effect of (as against such Stockholder), any agreement entered into by such Stockholder in connection with such sale, (v) all required material consents to such Stockholder's sale and material governmental approvals having been obtained (excluding any securities laws) and (vi) the fact that no broker's commission is payable by the such Stockholder as result of Stockholder's conduct in connection with the sale; and

          c. The Stockholder shall not be required to provide any indemnities in connection with such sale except for breach of the representations and warranties contained in Section 9(b)(iii).

          10. LEGEND. Each certificate evidencing Stockholder Shares or securities convertible into Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any such securities (if such securities remain Stockholder Shares or remain convertible into Stockholder Shares after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

           The securities represented by this certificate are subject to voting obligations, transfer restrictions and certain other provisions set forth in a Stockholders Agreement dated as of October ____, 1997, among the issuer of such securities (the "Company") and certain of the Company's stockholders, as amended and modified from time to time. A copy of such Stockholders Agreement shall be furnished without charge by the Company to the holder hereof upon written request to the Company at its principal executive office.

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The Company shall imprint such legend on certificates evidencing Stockholder
Shares and securities convertible into Stockholder Shares outstanding as of the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares in accordance with
Section 11 hereof.

          11. REMOVAL OF RESTRICTIONS ON TRANSFERS.

          a. RESTRICTIONS. Stockholder Shares are transferable in (i) a public offering registered under the Securities Act or (ii) in a transaction pursuant to Rule 144 or any other legally available means of Transfer after the Transferring Stockholder has satisfied the conditions specified in subsection
(b) below.

          b. REMOVAL OF LEGEND. In connection with the Transfer of any Stockholder Shares (other than a Transfer in a public offering registered under the Securities Act), a Stockholder shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities laws matters, to the effect that such Transfer of Stockholder Shares may be effected without registration of such Stockholder Shares under the Securities Act.

          c. TRANSFERS. If the Company is not required to deliver new certificates for such Stockholder Shares without the legend described in Section 10, a Stockholder shall not Transfer any Stockholder Shares to any Person until the prospective transferee has agreed to be bound by this Agreement and to execute and deliver to the Company and the Other Stockholder a counterpart of this Agreement.

          12. TRANSFERS IN VIOLATION OF AGREEMENT. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

          13. TERMINATION. Notwithstanding anything to the contrary contained herein,

          a. This Agreement shall terminate automatically and be of no further force or effect upon the fifteenth anniversary of the date hereof unless extended by the parties hereto in accordance with applicable law.

          b. Sections 8 and 9 of this Agreement shall terminate and be of no further force or effect upon a Sale of the Company or the consummation of a Public Sale with respect to the Stockholder Shares sold in such Public Sale.

          c. This Agreement shall terminate and be of no further force and effect upon Westar's ownership of Shares being less than 10% of the outstanding Shares on a Fully Diluted Basis.

          14. NEGATIVE COVENANTS. Without the prior approval of Westar, the Company will not so long as Preferred Shares are outstanding: (a) authorize or issue any equity securities equal to or senior as to dividends or upon liquidation to the Preferred Stock; or (b) authorize or make any dividends or other distributions to the holders of Common Stock. Without the prior approval of Westar, the Company will not, so long as Westar or its Affiliates own or control at least 15% of the outstanding equity securities of the Company, issue any equity security senior to the Common Stock.

          15. DIVIDEND DEDUCTION.

          a. The purchase of the Shares by Westar has been entered into on the assumption that for federal income tax purposes the dividends on Westar's Preferred Shares will be eligible for the 80% dividends received deduction provided by Section 243 of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code") (the "Dividends Received Deduction").

          b. If (i) by reason of any change in the Code or the regulations thereunder as in effect on the date hereof or (ii) as a result of any change in the interpretation thereof by any Court, administrative body or the Internal Revenue Service and Westar shall not be eligible to claim the Dividends Received Deduction with respect to dividends on the Preferred Shares (other than partly or wholly as a result of Westar's failure to meet the current requirements of
Section 243 of the Code), then (A) the Company shall pay to Westar, not later than 60 days following written notice to the Company by Westar of such ineligibility, such sums as, when taken together with the dividends paid to Westar as of the date of such notice of ineligibility with respect to the Preferred Shares, shall be required to cause Westar's effective after-tax yield with respect to such dividends to be the same as Westar's effective after-tax yield with respect to such dividends would have been had such ineligibility not occurred, (B) the Company shall pay to Westar, on each dividend payment date with respect to the Preferred Shares, commencing with the first such date following written notice of such ineligibility to the Company by Westar, such sums as, when taken together with the dividends paid to Westar on such dates with respect to the Preferred Shares, shall be required to cause Westar's effective after-tax yield with respect to such dividends to be the same as Westar's effective after-tax yield with respect to such dividends would have been had such ineligibility not occurred and (C) the sum due to Westar shall be calculated as follows: if X is the face amount of the Preferred Stock then outstanding, Y is the new Dividends Received Deduction rate expressed as a decimal (which shall not be less than 0.50), and Z is the number of days for which the calculation is being performed, then the sum due to Westar equals ((X *.0975) * (0.80 - Y) * (0.40) * (Z / 360)) / (0.60); PROVIDED, however, that if the Company shall have received any such notice of ineligibility, then, in lieu of making any indemnity payments described in the foregoing clause (B) of this sentence, the Company, upon written notice to Westar not later than 60 days after receipt of such notice of ineligibility, shall have the right to purchase all the Preferred Shares (subject to Westar's right to convert the Preferred Shares to Common Stock) then outstanding on the date specified in such notice (which date shall not be more than 120 days from the date of such notice) at a price equal to the greater of the average closing stock price for Common Stock for the 20 consecutive trading days immediately preceding the date of such notice and $2.00 per share plus (i) the dividends accrued but unpaid to the date of purchase, and (ii) such sums, as when taken together with the dividends paid or accrued to the date of repurchase, as shall be required to cause Westar's effective after-tax yield with respect to such dividends to be the same as Westar's effective after-tax yield with respect to such dividends would have been had such ineligibility not occurred.

          c. The indemnity payments provided for herein shall not been deemed to represent amounts payable on or with respect to the Preferred Shares or to Westar, as the holder of the Preferred Shares, and shall represent a separate obligation of the Company to Westar and its Permitted Transferees.

          16. MISCELLANEOUS.

          a. AMENDMENT AND WAIVER. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company and the Stockholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          b. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. In the event any provision of this Agreement shall be held invalid, the parties agree to enter into such further agreements as may be necessary in order to carry out the intent and purposes of the parties herein.

          c. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          d. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders (including Permitted Transferees) and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares; PROVIDED, HOWEVER, that the rights of Westar set forth in Sections 8(c) and 8(d) shall not be assignable or Transferable (whether in connection with the Transfer of its Stockholder Shares or otherwise) other than to an Affiliate of Westar in connection with the Transfer of its Stockholder Shares, and any assignment of such rights other than pursuant to the terms of this section shall be null and void.

          e. REMEDIES. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

          f. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand delivered or sent by first class registered or certified mail (return receipt requested), postage prepaid, to the respective addresses of Westar and the Company set forth below, unless subsequently changed by written notice. Any notice shall be deemed to be effective when it is received.

                           To Westar:   Westar Capital, Inc.
                                        818 South Kansas Avenue
                                        P.O. Box 889
                                        Topeka, Kansas 66601
                                        Attention: President
                                        Phone: 785-575-6322
                                        Fax: 785-575-1788

                                        With a copy to:

                                        John K. Rosenberg, Esq.
                                        818 South Kansas Avenue
                                        P.O. Box 889
                                        Topeka, Kansas 66601
                                        Phone: 785-575-6322
                                        Fax: 785-575-8136

                      To the Company:   Guardian International, Inc.
                                        3880 North 28th Terrace
                                        Hollywood, Florida 33020-1118
                                        Attention:  Richard Ginsburg, President
                                        Phone:  954-926-5200
                                        Fax:  954-926-1822

                                        With a copy to:

                                        Harvey Goldman, Esq.
                                        Steel Hector & Davis LLP
                                        200 South Biscayne Boulevard
                                        41st Floor
                                        Miami, FL  33131-2398
                                        Phone:  305-577-7011
                                        Fax:  305-577-7001

          g. VISITATION RIGHTS. The Stockholders may, during normal business hours, at the Stockholders' expense, and upon reasonable prior notice to a member of the senior management of the Company (i) visit and inspect the properties of the Company and its subsidiaries, (ii) examine and copy their books of record and account, and (iii) discuss their affairs, finances and accounts with its officers, employees and independent public accountants, subject, in each case, to any confidentiality agreements to which the Company is a party; PROVIDED, however, that no such visit, inspection, examination or discussion shall unreasonably disrupt normal operations of the Company and PROVIDED, however, that such Stockholder will hold, and will cause its affiliates, representatives and advisors to hold, in strict confidence, all confidential documents and information (the "Information") provided by the Company, its officers, employees and independent public accountants, and will not release or disclose the Information to any other Person except to any Person who such Stockholder demonstrates has a need to know such Information, except that the Stockholder will have no obligation to protect any portion of the Information which is (i) publicly available, (ii) previously known to the receiving party without an obligation to keep it confidential or (iii) is required to be disclosed by law, rule, regulation or as a result of any legal process.

          h. AMENDMENT TO ARTICLES AND BY-LAWS. The Stockholders shall not vote to amend the Articles of Incorporation of the Company, nor shall the Company amend its by-laws in any manner which conflicts with the provisions of this Agreement.

          i. GOVERNING LAW. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of

Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

          j. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

          k. PREVAILING PARTY. If a party commences an action against another party to interpret or enforce any of the terms of this Agreement or exhibits hereto or as a result of a breach by another party of any terms hereof or of the exhibits, the non-prevailing (or defaulting) party shall pay to the prevailing party reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action (including at any appellate level).

          l. BUSINESS DAYS. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the states of Florida, Kansas, Nevada, or New York the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

          m. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          n. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                       GUARDIAN INTERNATIONAL, INC.

                                       By: /s/ RICHARD GINSBURG
                                           ------------------------------------
                                           Richard Ginsburg, President and Chief
                                           Executive Officer


                                           /s/ HAROLD GINSBURG
                                           ------------------------------------
                                           Harold Ginsburg

                                           /s/ SHEILAH GINSBURG
                                           ------------------------------------
                                           Sheilah Ginsburg

                                           /s/ RICHARD GINSBURG
                                           ------------------------------------
                                           Richard Ginsburg

                                           /s/ RHONDA GINSBURG
                                           ------------------------------------
                                           Rhonda Ginsburg



                                           WESTAR CAPITAL, INC.

                                       By: /s/ RITA A. SHARPE
                                           ------------------------------------

                                      Name: Rita A. Sharpe

                                     Title: President

                                   SCHEDULE A




                            SCHEDULE OF STOCKHOLDERS





NAME                           NUMBER OF SHARES AND CLASS OF CAPITAL STOCK
----                           -------------------------------------------
Harold Ginsburg                                            1,403,533 shares

Sheilah Ginsburg                                             903,533 shares

Richard Ginsburg                                             629,246 shares

Rhonda Ginsburg                                              629,245 shares

Westar Capital, Inc.                   Common Stock:       2,790,300 shares *
                                    Preferred Stock:       1,875,000 shares **



*   As of the date of the Common Shares Closing.
** As of the date of the Closing of the Preferred Shares.